Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Global Recovery Upturn Notes Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	Based Upon the Diversified Basket Due 2010 $10.00 per Note

OFFERING SUMMARY

No. 2009 – MTNDD400

(Related to the Product Supplement Dated May 28, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an Upturn Notes product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the product supplement, prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

May 29, 2009

2  |  GLOBAL RECOVERY UPTURN NOTES

Global Recovery Upturn Notes

Based Upon the Diversified Basket Due 2010

This offering summary represents a summary of the terms and conditions of the Global Recovery Upturn Notes Based Upon the Diversified Basket Due 2010 (the “Notes”). It is important for you to consider the information contained in this offering summary, the Upturn Notes product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the Notes. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Upturn Notes set forth in the Upturn Notes product supplement. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below or elsewhere in this offering summary have the meanings given them in the Upturn Notes product supplement.

For purposes of this offering summary, the terms “underlying equity” and “underlying equity index” in the Upturn Notes product supplement mean the Diversified Basket, and the disclosure in the Upturn Notes product supplement specifically applicable if the underlying equity is an index will apply with references to the “index” being substituted with references to the Diversified Basket; provided that all references in the Upturn Notes product supplement to the “stocks” included in the “index” or the “underlying equity index” shall be intended as references to the shares of the exchange traded funds comprising the Diversified Basket, the stocks included in the exchange traded funds comprising the Diversified Basket and the debt instruments included in the indices comprising the Diversified Basket, as applicable; and further provided that certain provisions in the Upturn Notes product supplement apply separately to each of the indices comprising the Diversified Basket and not to the Diversified Basket as a whole, as described in the section “Additional Considerations” in this offering summary. You should refer to the section “Additional Considerations” below for more information.

Overview of the Global Recovery Upturn Notes

The Global Recovery Upturn Notes Based Upon the Diversified Basket Due 2010 are securities issued by Citigroup Funding Inc. that have a maturity of approximately 1.5 years. The Notes pay an amount at maturity that will be based on the percentage change in the closing value of the Diversified Basket from the Pricing Date to the Valuation Date. The Diversified Basket is based on the weighted price or value, as applicable, of the shares of five exchange traded funds and two indices: the iShares® Russell 2000 Index Fund (which will be initially weighted 16.667% of the value of the Diversified Basket), the Technology Select Sector SPDR® Fund (which will be initially weighted 16.667% of the value of the Diversified Basket), the iShares® MSCI Emerging Markets Index Fund (which will be initially weighted 16.667% of the value of the Diversified Basket), the iBoxx® USD Liquid High Yield Index (which will be initially weighted 15% of the value of the Diversified Basket), the iBoxx® USD Liquid Investment Grade Index (which will be initially weighted 15% of the value of the Diversified Basket), the iShares® Dow Jones U.S. Real Estate Index Fund (which will be initially weighted 10% of the value of the Diversified Basket) and the PowerShares DB Commodity Index Tracking Fund (which will be initially weighted 10% of the value of the Diversified

Basket) (each a “Diversified Basket Component”). The Starting Value of the Diversified Basket will be set to 100.

Some key characteristics of the Notes include:

■

Leveraged upside participation. The Notes offer investors a participation rate of two times the upside growth potential of the Diversified Basket up to a Maximum Return on the Notes of approximately 26% to 32% (approximately 17.33% to 21.33% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes. Thus,

■

If the performance of the Diversified Basket is positive — if the Ending Value of the Diversified Basket is greater than its Starting Value (regardless of the value of the Diversified Basket at any other time during the term of the Notes) — then you will participate in two times such positive return subject to the Maximum Return on the Notes.

GLOBAL RECOVERY UPTURN NOTES  |  3

■

If the Ending Value of the Diversified Basket is equal to its Starting Value (regardless of the value of the Diversified Basket at any other time during the term of the Notes), you will receive, at maturity, only your initial investment in the Notes.

■

If the performance of the Diversified Basket is negative — if the Ending Value of the Diversified Basket is less than its Starting Value (regardless of the value of the Diversified Basket at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

■

No principal protection. The Notes are not principal protected. If the performance of the Diversified Basket is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

■

No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other periodic payments on the Notes. You will also not receive any dividend payments or other distributions, if any, on the shares of the exchange traded funds comprising the Diversified Basket or the stocks included in the exchange traded funds comprising the Diversified Basket or the debt instruments included in the indices comprising the Diversified Basket. Instead, the return on the Notes, which is based on the performance of the Diversified Basket and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes is not guaranteed.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

■

Investors possessing a moderate growth view on the Diversified Basket as a whole, and who are looking for leveraged upside exposure to the exchange traded funds and indices comprising the Diversified Basket, subject to a Maximum Return, and who can withstand the risk of losing the full principal amount of their investment.

■	Investors who seek to add investments linked to a diversified set of exchange traded funds and to debt indices to further diversify their portfolio.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.225 for each $10.000 Note sold in this offering. Certain dealers, including Citicorp International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.200 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith

Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.200 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the accompanying Upturn Notes product supplement related to this offering for more information.

4  |  GLOBAL RECOVERY UPTURN NOTES

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Global Recovery Upturn Notes Based Upon the Diversified Basket Due 2010
Underlying Basket:	The Diversified Basket
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	As of May 29, 2009 A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page.
Principal Protection:	None
Pricing Date:	June , 2009
Issue Date:	Three Business Days after the Pricing Date
Valuation Date:	Three Basket Business Days (as defined in “Additional Considerations” below) before the Maturity Date
Maturity Date:	Approximately 1.5 years after the Issue Date
Diversified Basket:

A basket based on the weighted price or value, as applicable, of the shares of five exchange traded funds and two indices: the iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund, the PowerShares DB Commodity Index Tracking Fund, the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index.

Each of the iShares® Russell 2000 Index Fund, the Technology Select Sector SPDR® Fund and the iShares® MSCI Emerging Markets Index Fund will be initially weighted 16.667% of the value of the Diversified Basket.

Each of the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index will be initially weighted 15% of the value of the Diversified Basket.

Each of the iShares® Dow Jones U.S. Real Estate Index Fund and the PowerShares DB Commodity Index Tracking Fund will be initially weighted 10% of the value of the Diversified Basket.

Issue Price:	$10.00 per Note
Periodic Interest:	None
Payment at Maturity:	For each $10 Note, $10 plus the Note Return Amount, which can be positive, negative, or zero.
Note Return Amount:

For each $10 Note:

■   if the Basket Return Percentage is positive, $10 x Basket Return Percentage x 200%, provided, however, that the total amount payable at maturity, including principal, cannot exceed between approximately $12.60 to $13.20 (to be determined on the Pricing Date) per Note;

■   if the Basket Return Percentage is zero, $0; or

■   if the Basket Return Percentage is negative, $10 x Basket Return Percentage, which will be negative.

Maximum Return:	The Maximum Return on the Notes will be capped at approximately 26% to 32% (approximately 17.33% to 21.33% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes. Therefore, the total amount payable at maturity, including principal, cannot exceed between approximately $12.60 to $13.20 (to be determined on the Pricing Date) per Note.
Participation Rate:	200%
Basket Return Percentage:	The return on the Diversified Basket, expressed as a percentage, shall equal: Ending Value – Starting Value Starting Value
Basket Composition Ratio:	The Basket Composition Ratio for each Diversified Basket Component will equal the initial percentage weight of the relevant Diversified Basket Component divided by the Average Initial Component Price or Average Initial Component Value, as applicable, of such Diversified Basket Component, as determined by the Calculation Agent. The Basket Composition Ratio for each Diversified Basket Component will be determined on the fifth Basket Business Day after the Pricing Date.
Average Initial Component Price or Average Initial Component Value:	The arithmetic average of the closing values or closing prices, as applicable, of each Diversified Basket Component during the five consecutive Basket Business Days beginning on and including the Pricing Date, as determined by the Calculation Agent.
Starting Value:	The closing value of the Diversified Basket on the Pricing Date will be set to 100 and will be deemed to be determined based on the sum of the products of the Average Initial Component Price or Average Initial Component Value, as applicable, of each Diversified Basket Component and its corresponding Basket Composition Ratio, as determined by the Calculation Agent. However, the Basket Composition Ratio for each Diversified Basket Component will be determined on the fifth Basket Business Day after the Pricing Date.
Average Final Component Price or Average Final Component Value:	The arithmetic average of the closing values or closing prices, as applicable, of each Diversified Basket Component during the five consecutive Basket Business Days prior to and including the Valuation Date, as determined by the Calculation Agent.

GLOBAL RECOVERY UPTURN NOTES  |  5

Ending Value:	The closing value of the Diversified Basket on the Valuation Date will be based on the sum of the products of the Average Final Component Price or Average Final Component Value, as applicable, of each Diversified Basket Component and its corresponding Basket Composition Ratio, as determined by the Calculation Agent.
Listing:	The Notes will not be listed on any exchange.

Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price:	$10.000	$
	Underwriting Discount (including the Sales Commission described below):	$0.225	$
	Proceeds to Citigroup Funding Inc.:	$9.775	$

Sales Commission Earned:	$0.200 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Calculation Agent:	Citigroup Global Markets Limited
CUSIP:	..

Benefits of the Notes

■

Leveraged Growth Potential. If the Ending Value of the Diversified Basket is higher than its Starting Value, you will participate in two times such appreciation, subject to a Maximum Return on the Notes of approximately 26% to 32% (approximately 17.33% to 21.33% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes over the term of the Notes.

■

Diversification. The Notes may provide a degree of diversification within an investor’s portfolio through exposure to the Diversified Basket, which is made of a diversified set of exchange traded funds and of debt indices.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Upturn Notes product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

Key Risk Factors Relating to the Notes

■

Potential for Loss. The amount you receive at maturity on the Notes will depend on the closing value of the Diversified Basket on the Valuation Date. If the closing value of the Diversified Basket on the Valuation Date is less than its Starting Value, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the value of the Diversified Basket exceeded the Starting Value at one or more times during the term of the Notes.

■

Appreciation Is Capped. The Maximum Return on the Notes will be capped at approximately 26% to 32% (approximately 17.33% to 21.33% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Notes even though you will be subject to the risk of a full decline in the value of the Diversified Basket. If the Ending Value of the Diversified Basket exceeds its Starting Value by an amount greater than the Maximum Return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Diversified Basket and is not subject to a maximum return or an investment directly in the shares of the exchange traded funds comprising the Diversified Basket, the stocks included in the exchange traded funds comprising the Diversified Basket and the debt instruments included in the indices comprising the Diversified Basket. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below).

■

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the shares of the exchange traded funds comprising the Diversified Basket or the stocks included in the exchange traded funds comprising the Diversified Basket or the debt instruments included in the indices comprising the Diversified Basket.

6  |  GLOBAL RECOVERY UPTURN NOTES

■

Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. As a result, if the Ending Value of the Diversified Basket does not increase sufficiently from its Starting Value, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

■

Resale Value of the Notes May be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the shares of the exchange traded funds comprising the Diversified Basket or the stocks included in the exchange traded funds comprising the Diversified Basket, changes in the prices of future contracts included in the exchange traded funds comprising the Diversified Basket, changes in the prices of the debt instruments included in the indices comprising the Diversified Basket, interest rates, the earnings performance of the issuers of the stocks included in the exchange traded funds comprising the Diversified Basket, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

■

The Use of a Diversified Basket Instead of a Single Asset May Lower the Return on Your Investment. Because the value of the Diversified Basket will be based on the sum of the weighted price or value of each Diversified Basket Component, a significant increase in the price or value of one Diversified Basket Component during the term of the Notes may be substantially or entirely offset by a decrease in the price or value of the other Underlying Basket Components during the term of the Notes. This may cause your return on the Notes, if any, to be less than the return on a similar instrument linked to just one or certain of the Diversified Basket Components.

■

The Diversified Basket Components are not equally weighted. The Diversified Basket Components do not all have the same weightings. Therefore, the same percentage change over the term of the Notes in two of the Diversified Basket Components that have different weightings would have different effects on the Ending Value of the Diversified Basket because of the unequal weightings. Decreases in the value of a more heavily weighted Diversified Basket Component could moderate or wholly offset increases in the values of less heavily weighted Diversified Basket Components.

■

You will not know the Average Initial Component Price or Average Initial Component Value and the Basket Composition Ratio on the Pricing Date. Since the Average Initial Component Price or Average Initial Component Value and the Basket Composition Ratio for each Diversified Basket Component will be determined after the Pricing Date, you will not be able to know the Average Initial Component Price or Average Initial Component Value and the Basket Composition Ratio for any of the Diversified Basket Component on the Pricing Date.

■

The Diversified Basket is composed of a limited number of underlying investments and these underlying investments may not participate in any global recovery. The Diversified Basket does not cover many industry sectors and geographic regions and nor does it contain broad and diversified measures of the global equity, commodity and bond markets. As a result, the Diversified Basket is concentrated exclusively in a selected number of industry sectors mainly focused on the United States. Given this limited focus, the Diversified Basket may not contain the underlying investments that would perform well in the current economic conditions or in any recovery of the world economies. In addition, even if the Diversified Basket contained investments that would perform well in a global economic recovery, such a recovery would be subject to numerous highly complex and inter-related economic and geopolitical events and conditions. Whether or not a global recovery occurs, the Diversified Basket Components may decline significantly in value or underperform significantly other investments that are not included in the Diversified Basket. Accordingly, the limited focus of the Diversified Basket may have a significantly adverse effect on the value of the Notes and your return at maturity, if any.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the shares of the exchange traded funds comprising the Diversified Basket, the stocks or the future contracts included in the exchange traded funds comprising the Diversified

GLOBAL RECOVERY UPTURN NOTES  |  7

Basket, the debt instruments included in the indices comprising the Diversified Basket or other instruments, such as options, swaps or futures, based upon the shares of the exchange traded funds comprising the Diversified Basket, the stocks or the future contracts included in and the indices underlying the exchange traded funds comprising the Diversified Basket, the indices comprising the Diversified Basket or the debt instruments included in such indices, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

■

The Hypothetical Historical Performance of the Diversified Basket Is Not Indicative of the Future Performance of the Diversified Basket. The hypothetical historical performance of the Diversified Basket, which is included in this offering summary, should not be taken as an indication of the actual performance of the Diversified Basket during the term of the Notes or the actual amount you will receive at maturity.

■

The United States Federal Income Tax Consequences of the Notes Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the Upturn Notes product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the Upturn Notes product supplement, and that any such guidance could have retroactive effect. Further, it is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and could be subject to an interest charge. You should read the section “Certain U.S. Federal Income Tax Considerations” below for additional details.

■	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Key Risk Factors Relating to the Diversified Basket Components

■

The Value of the Shares of the iShares® MSCI Emerging Markets Index Fund, the iShares® Russell 2000 Index Fund, the Technology Select Sector SPDR®Fund, the iShares® Dow Jones U.S. Real Estate Index Fund and the PowerShares DB Commodity Index Tracking Fund May Not Completely Track the Value of the Indices Underlying Each Exchange Traded Fund. Although the trading characteristics and valuations of the shares of the iShares® MSCI Emerging Markets Index Fund, the iShares® Russell 2000 Index Fund, the Technology Select Sector SPDR® Fund, the iShares® Dow Jones U.S. Real Estate Index Fund and the PowerShares DB Commodity Index Tracking Fund will usually mirror the characteristics and valuations of the MSCI Emerging Markets Index, the Russell 2000® Index, the Technology Select Sector Index, the Dow

Jones U.S. Real Estate Index or the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM, as applicable, the value of the shares of each exchange traded fund may not completely track the value of the corresponding underlying index. The iShares® MSCI Emerging Markets Index Fund, the iShares® Russell 2000 Index Fund, the Technology Select Sector SPDR® Fund, iShares® Dow Jones U.S. Real Estate Index Fund, and the PowerShares DB Commodity Index Tracking Fund will reflect transaction costs and fees that are not included in the calculation of the corresponding underlying index. Additionally, because each exchange traded fund may hold a small percentage of stocks other than the stocks included in the corresponding underlying index, the funds may not fully replicate the performance of the corresponding

8  |  GLOBAL RECOVERY UPTURN NOTES

underlying Index. See “Description of the iShares® MSCI Emerging Markets Index Fund”, “Description of the iShares® Russell 2000 Index Fund”, “Description of the Technology Select Sector SPDR® Fund”, “Description of the iShares® Dow Jones U.S. Real Estate Index Fund” and “Description of the PowerShares DB Commodity Index Tracking Fund” in this offering summary.

■

The Trading Price of the Shares of the iShares® MSCI Emerging Markets Index Fund Will Be Affected by Conditions in Foreign Securities Markets. The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the iShares® MSCI Emerging Markets Index Fund have been issued by companies in foreign securities markets. Securities prices in foreign markets are subject to political, economic, financial and social factors that apply in those markets. Foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets. Cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the stocks in which the iShares® MSCI Emerging Markets Index Fund invests are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the value of the iShares® MSCI Emerging Markets Index Fund may be limited by price limitations on, or suspensions of trading of, individual stocks in which the iShares® MSCI Emerging Markets Index Fund invests which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

■

Investments in or Related to Emerging Markets are Subject to Greater Risks than those in More Developed Markets (iShares® MSCI Emerging Markets Index Fund). The iShares® MSCI Emerging Markets Index Fund invests in foreign markets that are considered emerging markets. Investments in or related to emerging markets are subject to a greater risk of loss than those in more developed markets due to economic, political and social instability. Some emerging market countries have experienced currency devaluations and substantial rates of inflation as well as periods of economic recession that have had a negative effect on the economies and securities markets of such emerging countries. Economies in emerging market countries generally are heavily dependent on commodity prices and international trade and, accordingly, have been and may continue to be affected adversely by the economies of their trading partners, trade barriers, exchange controls, managed adjustments to relative currency values, and may suffer from extreme and volatile debt burdens. These countries may be subject to other protectionist measures imposed or negotiated by the countries with which they trade. Some governments are authoritarian in nature or have been installed or removed as a result of military coups, while governments in other emerging market countries have periodically used forced to suppress civil dissent. Disparities of wealth, the pace and success of democratization, and ethnic, religious and racial disaffection, among other factors, have also led to social unrest, violence and/or labor unrest in some emerging market countries. Unanticipated political or social developments may result in sudden and significant investment losses. Investing in emerging market countries involves a greater risk of loss due to expropriation, nationalization, confiscation of assets and property or the imposition of restrictions on foreign investments and on repatriation of capital invested by certain emerging market countries. In addition, some of these countries are located in parts of the world prone to natural disasters such as earthquakes, volcanoes or tsunamis. Any such event could have a large negative impact on their respective economies.

■

Small-Capitalization Companies Risk (iShares® Russell 2000 Index Fund). The Russell 2000® Index measures the performance of the small-capitalization sector of the U.S. equity market. Stock prices of small-capitalization companies may be more volatile than those of larger companies and therefore the iShares® Russell 2000 Index Fund’s share price may increase or decrease by a greater percentage than those of funds that invest solely in stocks issued by larger- capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the iShares® Russell 2000 Index Fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel,

GLOBAL RECOVERY UPTURN NOTES  |  9

making them more vulnerable to loss of personnel. Small-capitalization companies also generally have less diverse product lines than large-capitalization companies and are more susceptible to adverse developments related to their products.

■

Real Estate Investment Risks (iShares® Dow Jones U.S. Real Estate Index Fund). The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate, such as REITs or real estate holding companies (the “Real Estate Companies”), which exposes investors to the risks of owning real estate directly as well as to risks that relate specifically to the way in which Real Estate companies are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.

■

Interest Rate Risk. Rising interest rates could result in higher costs of capital for Real Estate Companies, which could negatively impact a Real Estate Company’s ability to meet its payment obligations.

■

Leverage Risk. Real Estate Companies may use leverage (and some may be highly leveraged), which increases investment risk and could adversely affect a Real Estate Company’s operations and market value in periods of rising interest rates as well as risks normally associated with debt financing. Financial covenants related to a Real Estate Company’s leveraging may affect the ability of the Real Estate Company to operate effectively. In addition, real property may be subject to the quality of credit extended and defaults by borrowers and tenants. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt services, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of a Real Estate company to make payments of any interest and principal on its debt securities will be adversely affected.

■

Property Risk. Real Estate Companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes and terrorist acts; and casualty or condemnation losses. Real Estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values, or increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments.

■

Management Risk. Real Estate Companies are dependent upon management skills and may have limited financial resources. Real Estate Companies are generally not diversified and may be subject to heavy cash flow dependency, default by borrowers and self-liquidation. In addition, transactions between Real Estate Companies and their affiliates may be subject to conflicts of interest, which may adversely affect a Real Estate Company’s shareholders. A Real Estate Company may also have joint venture investments in certain of its properties and, consequently, its ability to control decisions relating to such properties may be limited.

■

Liquidity Risk. Investing in Real Estate Companies may involve risk similar to those associated with investing in small capitalization companies, Real Estate Company securities, like the securities of other smaller companies, may be more volatile than, and perform differently from, shares of large capitalization companies. There may be less trading in Real Estate Company shares, which mean that buy and sell transactions in those shares could have a magnified impact on share price, resulting in abrupt or erratic price fluctuations. In addition, real estate is relatively illiquid and, therefore, a Real Estate company may have a limited ability to vary or liquidate properties in response to change in economic or other conditions.

■	Concentration Risk. Real Estate Companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type.

■

U.S. Tax Risk. Certain U.S. Real estate Companies are subject to special U.S. federal tax requirements. A REIT that fails to comply with such tax requirements may be subject to U.S. federal income taxation, which may affect the value of the REIT and the characterization of the REIT’s distributions. The U.S. federal tax requirement that a REIT distribute substantially all of its net income to its shareholders may result in a REIT having insufficient capital for future expenditures.

■

Regulatory Risk. Real estate income and values may be adversely affected by such factors as applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations, also may have a major impact on real estate.

10  |  GLOBAL RECOVERY UPTURN NOTES

■

Technology Sector Risk (Technology Select Sector SPDR® Fund). Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the Technology Select Sector SPDR® Fund’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology products cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

■

Risks Relating to the Powershares DB Commodity Index Tracking Fund. Investing in the Powershares DB Commodity Index Tracking Fund involves a series of risks of different nature, including the following:

■

The commodities comprising the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ are light, sweet crude oil, heating oil, aluminum, gold, corn and wheat. Accordingly, the index is concentrated in terms of the number of commodities represented. You should be aware that other commodities indexes are more diversified in terms of both the number and variety of commodities included. Concentration in fewer commodities may result in a greater degree of volatility in the index and the net asset value of the Powershares DB Commodity Index Tracking Fund which track the index under specific market conditions and over time.

■

The price of the commodities included in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ may fluctuate widely. Several factors may affect the prices of the commodities, including, but not limited to: global supply and demand of each of the commodities, which may be influenced by such factors as forward selling by the various commodities producers, purchases made by the commodities’ producers to unwind their hedge positions and production and cost levels in the major markets of each of the commodities; domestic and foreign interest rates and investors’ expectations concerning interest rates; domestic and foreign inflation rates and investors’ expectations concerning inflation rates; investment and trading activities of mutual funds, hedge funds and commodity funds; and global or regional political, economic or financial events and situations.

■

Futures trading is a risk transfer economic activity. For every gain there is an equal and offsetting loss rather than an opportunity to participate over time in general economic growth. Unlike most alternative investments, an investment in Powershares DB Commodity Index Tracking Fund does not involve acquiring any asset with intrinsic value. Overall stock and bond prices could rise significantly and the economy as a whole prosper while shares of the Powershares DB Commodity Index Tracking Fund trade unprofitably.

■

CFTC and commodity exchange rules impose speculative position limits on market participants, including the Powershares DB Commodity Index Tracking Fund, trading in certain commodities. These position limits prohibit any person from holding a position of more than a specific number of such futures contracts. The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ includes five commodities (light, sweet crude oil, heating oil, gold, corn and wheat) that are subject to speculative position limits imposed by the CFTC and the rules of the exchanges on which the futures contracts for these commodities trade. Limiting the size of the Powershares DB Commodity Index Tracking Fund may affect the correlation between the price of the shares, as traded on the NYSE Arca, and the net asset value of the fund, resulting in shares of the fund trading at a premium or discount to net asset value of the fund.

■

The Powershares DB Commodity Index Tracking Fund is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such Act. Consequently, shareholders do not have the regulatory protections provided to investors in registered and regulated investment companies.

■

High Yield Securities Risk (iBoxx® USD Liquid High Yield Index). High yield securities risk is the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn

GLOBAL RECOVERY UPTURN NOTES  |  11

or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

■

Fixed-income Securities Risks (iBoxx® USD Liquid High Yield Index and iBoxx® USD Liquid Investment Grade Index). The iBoxx® USD Liquid High Yield Index and the iBoxx USD Liquid Investment Grade Index are subject to significant risks, including interest rate-related, credit-related and foreign issuers-related risks.

■

Interest Rate-related Risk. In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those included in the iBoxx® USD Liquid High Yield Index or the iBoxx® USD Liquid Investment Grade Index, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index, which mandates that each security must have at least three years remaining to maturity for continued eligibility, means that, at any time, only longer-term securities underlie the iBoxx® USD Liquid High Yield and the iBoxx® USD Liquid Investment Grade Index which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the indices. As a result, rising interest rates may cause the value of the securities underlying the iBoxx® USD Liquid High Yield Index and the iBoxx®

USD Liquid Investment Grade Index to decline, possibly significantly.

■

Credit Risk. Credit risk is the risk that issuers or guarantors of debt instruments or the counterparty to a derivatives contract, repurchase agreement or loan of portfolio securities is unable or unwilling to make timely interest and/or principal payments or to otherwise honor its obligations. Debt instruments are subject to varying degrees of credit risk, which may be reflected in credit ratings. There is the risk that any of the components of the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index will have its credit ratings downgraded or will default (fail to make scheduled interest or principal payments), potentially reducing the value of the indices.

■

Foreign Issuers Risk. The iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index may include U.S.-registered, dollar-denominated bonds of foreign corporations, governments, agencies and supra-national entities. Investing in U.S.-registered, dollar-denominated, investment-grade bonds issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital. Foreign companies may be subject to less governmental regulation than U.S. issuers. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment positions.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and should be read in conjunction with, the discussion contained in the Upturn Notes product supplement under “Certain United States Federal Income Tax Considerations.”

All prospective investors should refer to the Upturn Notes product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies included in the iShares® Russell 2000 Index Fund, the Technology Select Sector SPDR® Fund, the iShares® MSCI Emerging Markets Index Fund, the iBoxx® USD Liquid High Yield Index, the iBoxx® USD Liquid Investment Grade Index, the iShares® Dow Jones U.S. Real Estate Index Fund or the PowerShares DB Commodity Index Tracking Fund is a passive foreign

12  |  GLOBAL RECOVERY UPTURN NOTES

investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the

U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Diversified Basket at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Furthermore, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the Diversified Basket) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income or short-term gains generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income or short-term gains into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held

GLOBAL RECOVERY UPTURN NOTES  |  13

the underlying investment directly, then such excess gain will be treated as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income will be subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income or short-term gain distributions generated by the Diversified Basket, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net long-term capital gain the investor would have realized from a direct investment in the Diversified Basket, the IRS could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and that the deemed underpayment of tax with respect to the deferral of such ordinary income should be subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”), any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

-	Such gain is not effectively connected with a U.S. trade or business of such holder, and

-	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

Description of the Diversified Basket

The Diversified Basket

General.

The Diversified Basket will be established on the Pricing Date and will be calculated by Citigroup Global Markets, as calculation agent. The Diversified Basket is based on the weighted price or value, as applicable, of the shares of five exchange traded funds and two indices: the iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund, the PowerShares DB Commodity Index Tracking Fund, the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index.

Each of the five exchange traded funds and two indices included in the Diversified Basket will be initially weighted as set forth below.

Diversified Basket Component	Initial Percentage Weight
iShares® Russell 2000 Index Fund	16.667%
Technology Select Sector SPDR® Fund	16.667%
iShares® MSCI Emerging Markets Index Fund	16.667%
iBoxx® USD Liquid High Yield Index	15%
iBoxx® USD Liquid Investment Grade Index	15%
iShares® Dow Jones U.S. Real Estate Index Fund	10%
PowerShares DB Commodity Index Tracking Fund	10%

14  |  GLOBAL RECOVERY UPTURN NOTES

The Basket Composition Ratio for each Diversified Basket Component will equal the initial percentage weight of the relevant Diversified Basket Component divided by the Average Initial Component Price or Average Initial Component Value, as applicable, of such Diversified Basket Component, as determined by the Calculation Agent. The Basket Composition Ratio for each Diversified Basket Component will be determined on the fifth Basket Business Day after the Pricing Date.

The Average Initial Component Price or Average Initial Component Value, as applicable, means the arithmetic average of the closing values or closing prices, as applicable, of each Diversified Basket Component during the five consecutive Basket Business Days beginning on and including the Pricing Date, as determined by the Calculation Agent.

The Starting Value of the Diversified Basket will be set to 100 on the Pricing Date and will be deemed to be determined based on the sum of the products of the Average Initial Component Price or Average Initial

Component Value, as applicable, of each Diversified Basket Component and its corresponding Basket Composition Ratio, as determined by the Calculation Agent. However, the Basket Composition Ratio for each Diversified Basket Component will be determined on the fifth Basket Business Day after the Pricing Date.

The Average Final Component Price or Average Final Component Value, as applicable, means the arithmetic average of the closing values or closing prices, as applicable, of each Diversified Basket Component during the five consecutive Basket Business Days prior to and including the Valuation Date, as determined by the Calculation Agent.

The Ending Value of the Diversified Basket will be based on the sum of the products of the Average Final Component Price or Average Final Component Value, as applicable, of each Diversified Basket Component and its corresponding Basket Composition Ratio, as determined by the Calculation Agent.

GLOBAL RECOVERY UPTURN NOTES  |  15

Hypothetical Historical Data on the Diversified Basket.

The following table sets forth the hypothetical historical closing values of the Diversified Basket on the last Basket Business Day of each month, commencing on February 2006 and ending on April 2009. Each closing value was calculated as if the Diversified Basket had been created on February 3, 2006 with an initial value of 100. The Diversified Basket will actually be established on the Pricing Date with a starting value of 100. The hypothetical historical closing values set forth below in the table and graph below have not been reviewed or verified by any independent third party.

Actual historical closing prices or closing values of each Diversified Basket Component were used to calculate the hypothetical historical closing values of the Diversified Basket. However, these hypothetical historical closing prices or closing values should not be taken as an indication of the actual composition of the Diversified Basket on the Pricing Date or the future performance of the Diversified Basket. Any hypothetical historical upward or downward trend in the value of the Diversified Basket during any period set forth below is not an indication that the Diversified Basket is more or less likely to increase or decrease at any time during the term of the Notes.

	2006	2007	2008	2009
January	—	112.2374	114.3649	76.5115
February	100.3689	111.6981	114.7825	71.6335
March	102.6227	112.6504	114.0026	75.6742
April	103.7982	114.9734	120.1004	83.1298
May	99.2541	117.7581	123.7932
June	99.3073	116.2951	117.8100
July	99.7076	113.4962	114.4350
August	102.0838	115.3556	113.6565
September	102.7445	121.1870	102.6920
October	106.9367	127.1323	82.2970
November	110.5910	120.5683	75.7363
December	110.6883	120.3298	80.0805

16  |  GLOBAL RECOVERY UPTURN NOTES

The following graph sets forth the hypothetical historical daily closing value of Diversified Basket from February 3, 2006 through May 28, 2009. Hypothetical past performance of the Diversified Basket is not indicative of future closing values.

GLOBAL RECOVERY UPTURN NOTES  |  17

DESCRIPTION OF THE ISHARES® RUSSELL 2000 INDEX FUND

iShares Trust

According to publicly available documents, the iShares® Russell 2000 Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares Trust, a registered investment company. iShares Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares Trust files reports (including its Semi-Annual Report to shareholders on Form N-CSRS for the six-month period ended January 31, 2009) and other information with the SEC. iShares Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary–Where You Can Find More Information” in the accompanying prospectus.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of equity securities of the small-capitalization segment of the U.S. equity market as measured by the Russell 2000® Index. As of April 30, 2009, the iShares® Russell 2000 Index Fund’s three largest holdings were Myriad Genetics Inc., Ralcorp Holdings Inc., and Alexion Pharmaceuticals Inc. and its three largest sectors were financial services, consumer discretionary and technology.

Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the Fund. The shares of the iShares® Russell 2000 Index Fund are listed under the symbol “IWM” on the NYSE Arca.

The iShares® Russell 2000 Index Fund uses a “Representative Sampling” strategy to try to track the Russell 2000® Index, which means it invests in a representative sample of securities in the Russell 2000 Index, which have a similar investment profile as the Russell 2000® Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Index. The iShares® Russell 2000 Index Fund generally invests at least 90% of its assets in the securities of the Russell 2000® Index. The iShares® Russell 2000 Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Russell 2000 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA or its affiliates.

The iShares® Russell 2000 Index Fund’s top portfolio holdings can be found on iShares® website. Funds like the iShares® Russell 2000 Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® Russell 2000 Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares Trust’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares Trust in connection with the iShares® Russell 2000 Index Fund or the offering of the Notes. No representation is made that the publicly available information about iShares Trust or the iShares® Russell 2000 Index Fund d is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares Trust is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

The Russell 2000® Index

We have derived all information contained regarding the Russell 2000® Index, including without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group. The Russell 2000® Index was by Russell Investment Group and is calculated, maintained and published by Russell Investments

18  |  GLOBAL RECOVERY UPTURN NOTES

(“Russell”), a subsidiary of Russell Investment Group. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the smallest 2000 securities, according to market capitalization, in the Russell 3000E™ Index.

As of March 31, 2009, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary and Services, Health Care, Technology and Materials and Processing. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies incorporated in the United States are eligible for inclusion in the Russell Indexes. Additionally, beginning with the reconstitution that took place on June 23, 2007, companies incorporated in select international regions including Bahamas, Bermuda and the Cayman Islands, are also eligible for inclusion if such companies meet at least ONE of the following criteria: 1) the headquarters is in the United States or 2) the headquarters is in the international region and the primary exchange for local shares of the company is in the United States. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights are excluded. American Depository Receipts, trust receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges are also ineligible for inclusion. Real Estate Investment Trusts are, however, eligible for inclusion. Generally, only one class of securities of a company is allowed in the Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution, if it is still trading below $1.00. In order to be included in the Russell Indexes’ annual reconstitution, a stock must be listed on May 31 and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares, or shares assumed to be available for trading. Based on closing values on May 31 of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then-existing market capitalizations of eligible companies. IPO eligibility is determined quarterly. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

■	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

■	Corporate cross-owned shares — when shares of a company in one of the Russell Indexes are held by another company also in one of the Russell Indexes. All shares in this class will be adjusted;

■

Large private and corporate shares — shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

■	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange; and

■	IPO lock-ups — shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell Index.

Once the market capitalization for each security is determined using total shares and price (as described

GLOBAL RECOVERY UPTURN NOTES  |  19

above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

The following summarizes selected types of maintenance adjustments to which the Russell 2000® Index is subject. A full description of all corporate action driven change to the Russell Indexes can be found on Russell’s website.

■

“No Replacement” Rule — Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

■	Rules for Deletions —

■	Acquired or Reorganized Stock — Adjustments to the Russell 2000® Index will be made on the effective date of an acquisition or reorganization of a corporation whose stock is included in the Russell

2000® Index. If both companies involved are included in the Russell 3000E™ Index, the acquired company is deleted and that company’s market capitalization is moved to the acquiring stock according to the merger terms. Special rules apply if only one of the companies involved is included in the Russell 3000E™ Index.

■	Re-incorporated or Delisted Stock — Companies re-incorporating to another country or delisting their stock will be removed on the day of re-incorporation or delisting.

■	Rule for Additions —

■

Spin-offs — Spin-off companies are added to the parent company’s Russell index and capitalization tier of membership, if the spin-off company is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution.

■	Initial Public Offerings — Eligible IPOs are added to the Russell Indexes each quarter.

20  |  GLOBAL RECOVERY UPTURN NOTES

Historical Data on the iShares® Russell 2000 Index Fund

The following table sets forth the value of the shares of the iShares® Russell 2000 Index Fund at the end of each month in the period from January 2004 through April 2009. These historical data on the iShares® Russell 2000 Index Fund are not indicative of the future performance of the iShares® Russell 2000 Index Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the iShares® Russell 2000 Index Fund during any period set forth below is not an indication that the iShares® Russell 2000 Index Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	57.7050	62.1150	72.2800	79.3700	70.8800	44.4800
February	58.1550	63.1550	72.5000	78.8500	68.4500	39.0900
March	58.7700	61.0000	75.9700	79.5100	68.5100	41.9400
April	55.6900	57.5950	76.1200	80.7400	71.3900	48.5200
May	56.6850	61.2900	71.7900	84.2000	74.5400
June	58.8800	63.5800	71.6600	82.9600	69.0300
July	54.8300	67.8600	69.6900	77.1000	70.9200
August	54.6800	66.4300	71.7200	78.7400	73.7500
September	56.9400	66.3600	71.9600	80.0400	68.3900
October	58.1600	63.7200	76.1100	82.3200	53.4800
November	63.1500	67.3800	77.9600	76.5800	47.2100
December	64.7000	66.7300	78.0500	75.9200	49.2700

The closing price of the shares of the iShares® Russell 2000 Index Fund on May 28, 2009 was 49.1600.

GLOBAL RECOVERY UPTURN NOTES  |  21

The following graph sets forth the daily closing price of the shares of the iShares® Russell 2000 Index Fund, as reported by the NYSE Arca from January 1, 2004 through May 28, 2009. The shares of the iShares® Russell 2000 Index Fund are listed under the symbol “IWM” on the NYSE Arca. Past performance of the shares of the iShares® Russell 2000 Index Fund is not indicative of future closing prices.

License Agreement

iShares® is a registered mark of. Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

22  |  GLOBAL RECOVERY UPTURN NOTES

DESCRIPTION OF THE TECHNOLOGY SELECT SECTOR SPRDR® FUND

The Technology Select Sector SPDR® Fund

According to publicly available documents, the Technology Select Sector SPDR® Fund is one of numerous separate investment portfolios called “Funds” which make up the Select Sector SPDR® Trust (the “Trust”), a registered investment company. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Annual Report to Shareholders on Form N-CSR for the twelve-month period ended September 30, 2008; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended December 31, 2008 and other information) with the SEC. The Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the technology sector, as represented by the Technology Select Sector Index. The Technology Select Sector SPDR® Fund’s investment operations commenced on December 16, 1998. The Technology Select Sector SPDR® Fund is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500® Index and are involved in the development and production of technology products. Technology products include computers and peripherals, semiconductor equipment and products, telecommunications equipment, microcomputer components, integrated computer circuits and process monitoring systems. As of May 5, 2009, the Technology Select Sector Index included 83 Component Stocks. There is no assurance that the Technology Select Sector SPDR® Fund currently or will continue to hold these component stocks. Current holdings and weightings are updated daily and may be accessed at the website http://www.sectorspdrs.com.

SSgA Funds Management, Inc. is the investment adviser to the Technology Select Sector SPDR® Fund (the “Adviser”). The shares of the Technology Select Sector SPDR® Fund are listed under the symbol “XLK” on the NYSE Arca.

The Technology Select Sector SPDR® Fund utilizes a low cost “passive” or “indexing” investment approach to attempt to approximate the investment performance of the Technology Select Sector Index, which serves as its benchmark. The Adviser believes that over time the correlation between the Fund’s performance and that of the Technology Select Sector Index, before expenses, will be 95% or better, although there is no guarantee that such correlation will be achieved. A figure of 100% will indicate perfect correlation.

The Technology Select Sector SPDR® Fund generally will hold all of the securities that comprise the Technology Select Sector Index. There may, however, be instances where the Adviser may choose to overweight another stock in the Technology Select Sector Index, purchase securities not included within the Technology Select Sector Index which the Adviser believes are appropriate to substitute for Index securities or utilize various combinations of other available investment techniques in seeking to accurately track the Technology Select Sector Index.

The Technology Select Sector SPDR® Fund will normally invest at least 95% of its total assets in common stocks that comprise the Technology Select Sector Index. The Funds have adopted an investment policy that requires the Fund to provide shareholders with at least 60 days notice prior to any material change in the Fund’s 95% investment policy or the Technology Select Sector Index. The Board of Trustees of the Trust (the “Board”) may change the Technology Select Sector SPDR® Fund’s investment strategy and other policies without shareholder approval, except as otherwise indicated. The Board may not change the Technology Select Sector SPDR® Fund’s investment objective without shareholder approval.

GLOBAL RECOVERY UPTURN NOTES  |  23

The Technology Select Sector Index

The Technology Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in the Technology Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the S&P 500® Index.

The Component Stocks have been assigned to the Technology Select Sector Index by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P, assigns Component Stocks to the Technology Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in such index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the assignment of the S&P 500® Index component securities to the Technology Select Sector Index, which is the sole responsibility of the Index Compilation Agent. The Technology Select Sector Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of its respective Index; and (ii) with respect to 50% of the total value of the Technology Select Sector Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of its respective index.

Rebalancing the Technology Select Sector Index to meet the asset diversification requirements is the responsibility of the American Stock Exchange’s Index Services Group (“ISG”). If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Technology Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the

Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Technology Select Sector Index will be reduced to 23% of the total value of the Technology Select Sector Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Technology Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Technology Select Sector Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Technology Select Sector Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Technology Select Sector Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Technology Select Sector Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Technology Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Technology Select Sector Index. As detailed below, the Select Sector Index is calculated and disseminated by ISG.

Calculations of the Technology Select Sector Index

With the exception of the weighting constraints described above, the Technology Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

The Technology Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Technology Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

24  |  GLOBAL RECOVERY UPTURN NOTES

The daily calculation of the Technology Select Sector Index is computed by dividing the total market value of the companies in the Technology Select Sector Index by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Technology Select Sector Index, it is the only link to the original base period value of the Technology Select Sector Index. The Index Divisor keeps the Technology Select Sector Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the Technology Select Sector Index level as a result of non-market forces (corporate actions, replacements of stocks in the Technology Select Sector Index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Technology Select Sector Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Technology Select Sector Index.

Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Preannounced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the Technology Select Sector Index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the Technology Select Sector Index.

S&P will advise ISG regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Technology Select Sector Index Corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Technology Select Sector Index calculation, will be handled by the Exchange’s staff and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Technology Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for the Technology Select Sector Index would be disseminated promptly by ISG.

Dissemination of the Technology Select Sector Index

Similar to other stock index values published by the American Stock Exchange, the value of the Technology Select Sector Index will be calculated continuously and disseminated every 15 seconds over the Consolidated Tape Association’s Network B. The major electronic financial data vendors—Bloomberg, Reuters and Bridge Information Systems—are expected to publish information on the Technology Select Sector Index for their subscribers.

The S&P 500® Index

The S&P 500® Index is published by Standard & Poor’s (“S&P”) and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of April 30, 2009, the common stocks of 411 of the 500 companies included in the S&P 500® Index were listed on the New York Stock Exchange (the “NYSE”). As of April 30, 2009, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

GLOBAL RECOVERY UPTURN NOTES  |  25

As of April 30, 2009, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of the aggregate market value of the companies currently included in such sectors indicated in parentheses): Consumer Discretionary (9.5%), Consumer Staples (12.0%), Energy (12.5%), Financials (12.2%), Health Care (13.8%), Industrials (10.4%), Information Technology (18.4%), Materials (3.4%), Telecommunication Services (3.7%) and Utilities (4.0%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE MARKET-LINKED DEPOSITS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

■	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

■	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

■

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all S&P 500 component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

26  |  GLOBAL RECOVERY UPTURN NOTES

The actual total market value of the S&P 500 component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500 Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

Historical Data on the Technology Select Sector SPDR® Fund

The following table sets forth the value of the shares of the Technology Select Sector SPDR® Fund at the end of each month in the period from January 2004 through April 2009. These historical data on the Technology Select Sector SPDR® Fund are not indicative of the future performance of the Technology Select Sector SPDR® Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the Technology Select Sector SPDR® Fund during any period set forth below is not an indication that the Technology Select Sector SPDR® Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	21.2500	19.9300	21.6300	23.7000	23.0800	14.6800
February	20.7800	19.9800	21.6700	23.0800	22.3500	14.1200
March	20.2200	19.5500	22.1900	23.3400	22.5000	15.6200
April	19.4500	18.8700	21.8500	24.4200	23.9700	17.2500
May	20.0800	20.2000	20.4200	25.6400	25.2700
June	20.7100	19.9200	20.3200	25.7100	22.8800
July	19.3800	21.0500	19.8000	25.4500	22.3000
August	18.5300	20.8600	21.2000	25.9700	22.8000
September	19.1100	20.8700	21.9900	26.9900	19.8000
October	19.9700	20.4500	22.8700	28.4000	16.6700
November	21.0300	21.7100	23.4800	26.2600	15.3300
December	21.0900	20.9200	23.2500	26.6200	15.4100

The closing price of the shares of the Technology Select Sector SPDR® Fund on May 28, 2009 was 17.4700.

GLOBAL RECOVERY UPTURN NOTES  |  27

The following graph sets forth the daily closing price of the shares of the Technology Select Sector SPDR® Fund, as reported by the NYSE Arca from January 1, 2004 through May 28, 2009. The shares of the Technology Select Sector SPDR® Fund are listed under the symbol “XLK” on the NYSE Arca. Past performance of the shares of the Technology Select Sector SPDR® Fund is not indicative of future closing prices.

License Agreement

“Standard & Poor’s® ,” “Standard & Poor’s 500® ,” “S&P® ,” “S&P 500® “ and “SPDR® “ are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes have not been passed on by Standard & Poor’s or The McGraw-Hill

Companies. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes.

28  |  GLOBAL RECOVERY UPTURN NOTES

DESCRIPTION OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND

iShares, Inc.

According to publicly available documents, the iShares® MSCI Emerging Markets Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to shareholders on Form N-CSRS for the six-month period ended August 31, 2008; its Quarterly Schedule of

Portfolio Holdings of Registered Management Investment Company on Form N-Q for the period ended November 30, 2008) and other information with the SEC. IShares, Inc.’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary–Where You Can Find More Information” in the accompanying prospectus.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2008, the MSCI Emerging Markets Index consisted of the following 20 emerging market country indexes: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, the Philippines, Russia, South Korea, Thailand and Turkey. As of March 31, 2009, the MSCI Emerging Markets Index’s five largest stocks were Samsung Electronics Co., Ltd. (GDR 144A), Taiwan Semiconductor Manufacturing Co., Ltd. (Sponsored ADR), Chunghwa Telecom Co., Ltd. (ADR), China Mobile Ltd. and POSCO (ADR), and its three largest industries were financials, information technology and energy.

Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the Fund. The shares of the iShares® MSCI Emerging Markets Index Fund are listed under the symbol “EEM” on the NYSE Arca.

The iShares® MSCI Emerging Markets Index Fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The

iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA, the investment adviser to the iShares® MSCI Emerging Markets Index Fund, or its affiliates.

The iShares® MSCI Emerging Markets Index Fund’s top portfolio holdings can be found on iShares® website. Funds like the iShares® MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® MSCI Emerging Markets Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® MSCI Emerging Markets Index Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the iShares® MSCI Emerging Markets Index Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

GLOBAL RECOVERY UPTURN NOTES  |  29

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. It was launched on April 7, 2003 at an initial price of $33.33. Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i)	Define the equity universe of listed securities within the emerging market countries;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify the universe of securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”; together, “MSCI Barra”) consider the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions,

30  |  GLOBAL RECOVERY UPTURN NOTES

spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, MSCI Barra. MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

GLOBAL RECOVERY UPTURN NOTES  |  31

Historical Data on the iShares® MSCI Emerging Markets Index Fund

The following table sets forth the value of the shares of the iShares® MSCI Emerging Markets Index Fund at the end of each month in the period from January 2004 through April 2009. These historical data on the iShares® MSCI Emerging Markets Index Fund are not indicative of the future performance of the iShares® MSCI Emerging Markets Index Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the iShares® MSCI Emerging Markets Index Fund during any period set forth below is not an indication that the iShares® MSCI Emerging Markets Index Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	18.4189	22.3222	33.5900	37.9333	45.6100	22.6300
February	19.4056	24.4878	32.3033	36.7667	46.5100	21.2300
March	19.4444	22.5389	33.0167	38.7500	44.7933	24.8100
April	17.7000	22.2611	35.1300	40.2200	48.8867	28.6500
May	17.8111	22.9733	31.3333	42.3100	50.3900
June	18.0289	23.8333	31.2300	43.8200	45.1933
July	17.3056	25.6967	32.0333	44.4000	42.6500
August	17.8111	26.0400	32.5033	44.6667	40.0500
September	19.1556	28.3200	32.2867	49.7800	34.5300
October	19.7222	26.5667	34.4600	55.6433	25.4900
November	21.6889	28.0633	36.6667	51.4333	22.9600
December	22.4078	29.4033	38.1033	50.1000	24.9700

The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on May 28, 2009 was 32.7800.

32  |  GLOBAL RECOVERY UPTURN NOTES

The following graph sets forth the daily closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, as reported by the NYSE Arca, from January 1, 2004 through May 28, 2009. The shares of the iShares® MSCI Emerging Markets Index Fund are listed under the symbol “EEM” on the NYSE Arca. Past performance of the shares of the iShares® MSCI Emerging Markets Index Fund is not indicative of future closing prices.

License Agreement

iShares® is a registered mark of. Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

GLOBAL RECOVERY UPTURN NOTES  |  33

DESCRIPTION OF THE IBOXX® USD LIQUID HIGH YIELD INDEX

General

The iBoxx® USD Liquid High Yield Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited. IIC determines the relative weightings of the securities in the iBoxx® USD Liquid High Yield Index and publishes information regarding the market value of the iBoxx® USD Liquid High Yield Index.

Unless otherwise stated, we have derived all information contained in this offering summary regarding the iBoxx® USD Liquid High Yield Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, IIC. IIC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the iBoxx® USD Liquid High Yield Index.

The iBoxx® USD Liquid High Yield Index is a basket of 50 bonds, rebalanced monthly three business days prior to the rebalancing date. It is designed to provide a balanced representation of the US dollar high yield corporate market by the means of the most liquid high yield corporate bonds available. The iBoxx® USD Liquid High Yield Index consists of sub-investment grade US dollar-denominated bonds issued by corporate issuers and rated by at least one of three rating services: Moody’s Investors Service, Standard & Poor’s Rating Services, or Fitch Ratings. The index composition is rebalanced once a month, after the close of business on the last business day of the rebalancing month (the “rebalancing date”). The new index composition becomes effective on the first business day of the next month (the “composition month”).

Selection criteria for iBoxx® USD High Yield Index.

The constituents of the iBoxx® USD Liquid High Yield Index are drawn solely from the broad iBoxx® USD High Yield Index.

The following selection criteria are applied to determine a security’s eligibility for inclusion in the iBoxx® USD High Yield Index: bond type, time to maturity, amount outstanding, age, denomination, issuer and agency ratings.

Fixed coupon bonds, zero coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), bonds with sinking funds, medium-term notes (“MTNs”), Rule 144A offerings and callable bonds are eligible for inclusion in the iBoxx® USD High Yield Index. Preferred shares, convertibles, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables and Reg S offerings are not eligible for inclusion in the iBoxx® USD High Yield Index.

To qualify for the iBoxx® USD High Yield Index, all eligible bonds must have at least three years and six months remaining time to maturity when joining the iBoxx® USD High Yield Index. Bonds with maturities less than three years will be excluded from the iBoxx® USD High Yield Index at the next rebalancing.

The outstanding face value of a bond must be greater than or equal to USD200 million as of the close of business three business days prior to the rebalancing date (“Bond Selection Cut-off Date”). Partial buybacks or add-ons will affect the outstanding face value of a candidate bond. Markit will consider changes in the outstanding face value of a candidate bond as a result of partial or full buybacks or add-ons, provided that Markit is aware of such changes as of the Bond Selection Cut-off Date.

New issues must have a first settlement date on or before a rebalancing date to be included in the index for the next period. As of a rebalancing date, bonds must be less than five years old and have at least three years remaining to maturity. Bonds must be denominated in USD.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan or Western Europe. The issue must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns, and government-backed or guaranteed entities is excluded.

Bonds must be rated below investment grade – but not in default – at BB+ or lower by S&P or Fitch or Ba1 by Moody’s as of the Bond Selection Cut-off Date to qualify. The highest rating determines the index rating. Split-rated (e.g., Baa3/BB + or Ba1/BBB) issued are excluded from the index. A split-rated issue means that an issue is rated investment grade by at least one rating agency and non-investment grade by at least one other rating agency. Issues rated D by S&P or Fitch, or that have been subject to a default press release by Moody’s cannot enter the index; those issues in the index that are subsequently downgrade to D by Fitch or S&P or subject

34  |  GLOBAL RECOVERY UPTURN NOTES

to a default press release by Moody’s (as of the Bond Selection Cut-off Date) will be taken out of the index on the next rebalancing date. After a bond has migrated into high yield from investment grade status, it must retain that status for three months (the “stabilization period”) before it can be included in the index.

Bonds trading flat of accrued are not eligible for the iBoxx® USD High Yield Index. If a bond trades flat of accrued on any day between T–5 (five trading days before the end of the month) and T–2 it is excluded at the next rebalancing.

Selection criteria for iBoxx® USD Liquid High Yield Index.

To become a member of the iBoxx® USD Liquid High Yield Index, the bonds must satisfy all the conditions for inclusion in the iBoxx® USD High Yield Index.

Any bond that enters the iBoxx® USD Liquid High Yield Index must remain in the index for a minimum of six months provided it remains eligible for the iBoxx® USD High Yield Index during that period. A bond that drops out of the iBoxx® USD Liquid High Yield Index at rebalancing is excluded from reentering the index for a three-month lockout period. Bonds from the same issuer will only be replaced by another bond from the same issuer if the bond to be replaced (i) is no longer in the iBoxx® USD High Yield Index, (ii) is no longer in the same classification bucket, or (iii) has been a member of the iBoxx® USD Liquid High Yield Index for at least one year.

Bonds are disqualified from candidacy in the iBoxx® USD Liquid High Yield Index for any of the following reasons: (i) US dollar denominated bonds for foreign corporate issuers (i.e., Yankee bonds, Zeros and zero step-ups (GAINS) are also excluded; (ii) as of any rebalancing date, bonds must have less than 15 years remaining to maturity; (iii) any bond subject to a firm call or tender offer in the month immediately following the rebalancing date will be excluded, provided that Markit is aware of such tender offer or call as of the Bond Selection Cut-off Date; (iv) a bond is disqualified if it is within a lockout period; (v) in order to satisfy the minimum run requirement, a bond must have at least three years and six months remaining to maturity when it enters the iBoxx® USD Liquid High Yield Index.

Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution. The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.

■	Raw Score. The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trading patterns. The formula reflects the fact that larger issues are more liquid but become less liquid with age.

■

Issuer Premium. The issuer premium gives the biggest issuers in the market a higher overall liquidity score. The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified. The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer. For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds that are eligible for the iBoxx® USD High Yield Index. Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.

■

Incumbency Premium. Bonds that were members of the iBoxx® USD Liquid High Yield Index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade. The non-incumbent bonds from an incumbent issuer are granted a reduced premium to facilitate a potential move to a new issue from the same issuer at the next rebalancing date.

Index size, issuer ordering and bonds selection.

To help to obtain the goal that the iBoxx® USD Liquid High Yield Index reflects the composition of the high yield market, the iBoxx® USD High Yield Index is profiled annually following the close of the market at the end of October. The broad market is segmented into index cells. The percentage par amounts outstanding of the iBoxx® USD High Yield Index in each cell determine the bond allocation for the iBoxx® USD Liquid High Yield Index during the following 12 months. The broad market is profiled across industry sector dimensions by segmenting the bonds into five baskets, which represent the following industry sectors: Consumer Goods, consumer Services, Industrials & Materials, Telecommunication & Technology and Utilities & Energy.

While the market profile is constant for a year, the bonds constituting the iBoxx® USD Liquid High Yield Index are chosen at the end of every month to fill the matrix according to their liquidity scores. The qualified entrants in each cell are ranked according to their liquidity scores and chosen in descending order of liquidity, subject to one-issue per issuer per cell. If there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the iBoxx® USD Liquid High Yield Index

GLOBAL RECOVERY UPTURN NOTES  |  35

is rebalanced with fewer than 50 bonds. The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

If a bond in the iBoxx® USD Liquid High Yield Index is in its minimum run and is disqualified from the iBoxx® USD High Yield Index, it will be removed from the iBoxx® USD Liquid High Yield Index. The rules for the Minimum Run and the Lockout Period take precedence over the other rules for the iBoxx® USD Liquid High Yield Index. Thus, a minimum run bond, which is disqualified from the iBoxx® USD Liquid High Yield Index, but which still qualifies for the iBoxx® USD High Yield Index, remains in the iBoxx® USD Liquid High Yield Index. This could happen, for example, if a bond’s “yankee” status changes due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies. All bonds in their minimum run are selected, even if this results in more bonds than normally allowed in a particular sector. Furthermore, if such maturity sector changes result in multiple minimum run bonds from the same issuer in the same sector, all minimum run bonds will remain in that sector. Finally, if more minimum run bonds qualify for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the iBoxx® USD Liquid High Yield Index.

Index rebalancing.

The iBoxx® USD Liquid High Yield Index is rebalanced every month, on the last calendar day of the month after the last index calculation. Rebalancing also takes place if the rebalancing falls on a non-trading day. The composition of the iBoxx® USD Liquid High Yield Index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.

In a first step the selection criteria set out above are applied to the universe of USD denominated bonds. Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of contributed quotes.

Index calculation is based on bid and ask quotes provided by the contributing banks. As of May 6, 2009, the date of the most recently available information from IIC, the following leading financial institutions provide input bond prices for EUR, GBP and USD to IIC: ABN AMRO, Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley, Royal Bank of Scotland, UBS. The quotes pass through a two-step consolidation process. The first filter tests the technical validity of the quotes. The following parameters are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 500 basis points. A quote from a bank is only accepted if both bid and ask pass the test.

In the second filter, the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond). If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out. First, the distance between the maximum/minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded. Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit.

The consolidated bid and ask prices are calculated from the remaining quotes. If less than two quotes are valid, no consolidated price can be generated. If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes. If four or more quotes are received, the highest and lowest quotes are eliminated. Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

Calculating the iBoxx® USD Liquid High Yield Index.

The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices. In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices. The index calculation is based on bid prices. Bonds that are not in the iBoxx High Yield universe for the current month, but become eligible for at the next rebalancing, enter the iBoxx® USD Liquid High Yield Index at their ask price. The iBoxx® USD Liquid High Yield Index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond). Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

36  |  GLOBAL RECOVERY UPTURN NOTES

Historical Data on the iBoxx® USD Liquid High Yield Index

The following table sets forth the value of the iBoxx® USD Liquid High Yield Index at the end of each month in the period from January 2004 through April 2009. These historical data on the iBoxx® USD Liquid High Yield Index are not indicative of the future performance of the iBoxx® USD Liquid High Yield Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the iBoxx® USD Liquid High Yield Index during any period set forth below is not an indication that the iBoxx® USD Liquid High Yield Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	116.5900	125.6600	130.1700	142.7200	139.9100	115.4800
February	116.2000	127.6700	131.0000	144.8600	138.9000	110.5800
March	116.6100	124.0600	131.4500	145.2600	138.6400	111.3800
April	117.3900	122.7700	132.1500	147.2900	144.0300	121.5000
May	115.2000	124.8400	131.1300	148.0400	144.8100
June	116.0800	126.8600	130.4300	141.8600	139.3300
July	117.5100	128.3400	131.0100	134.9800	138.9700
August	120.0100	128.6200	132.8800	139.8700	139.1500
September	121.9200	127.2800	134.7000	144.2200	128.8000
October	124.4300	126.8200	138.6100	144.9600	106.5400
November	125.2700	128.0500	140.3500	141.0100	98.9700
December	126.6200	129.2200	141.7000	142.7100	108.6400

The closing value of the iBoxx® USD Liquid High Yield Index on May 28, 2009 was 127.7100.

GLOBAL RECOVERY UPTURN NOTES  |  37

The following graph sets forth the daily closing value of the iBoxx® USD Liquid High Yield Index, as reported by Bloomberg, from January 1, 2004 through May 28, 2009. The iBoxx® USD Liquid High Yield Index is listed under the symbol “IBOXHY” on Bloomberg. Past performance of the iBoxx® USD Liquid High Yield Index is not indicative of future closing values.

License Agreement

iBoxx® is a registered trademark of International Index Company Limited (“IIC”) and has been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by IIC. The Notes are not sponsored, endorsed, sold or promoted by IIC and IIC makes no warranties and bears no liability with respect to the Notes.

38  |  GLOBAL RECOVERY UPTURN NOTES

DESCRIPTION OF THE IBOXX® USD LIQUID INVESTMENT GRADE INDEX

General

The iBoxx® USD Liquid Investment Grade Index is sponsored by International Index Company Limited (“IIC”), a wholly owned subsidiary of Markit Group Limited. IIC determines the relative weightings of the securities in the iBoxx ® USD Liquid Investment Grade Index and publishes information regarding the market value of the iBoxx® USD Liquid Investment Grade Index.

Unless otherwise stated, we have derived all information contained in this offering summary regarding the iBoxx® USD Liquid Investment Grade Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, IIC. IIC has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the iBoxx® USD Liquid Investment Grade Index.

The iBoxx® USD Liquid Investment Grade Index is a rules-based index consisting of up to 100 investment grade, U.S. dollar-denominated corporate bonds that seeks to represent the broader corporate bond market. The iBoxx® USD Liquid Investment Grade Index measures the performance of a fixed number of investment grade corporate bonds. The iBoxx® USD Liquid Investment Grade Index is a subset of the iBoxx USD Corporate Bond Index, an index of over 1,000 investment grade bonds. Bonds in the iBoxx® USD Liquid Investment Grade Index are selected from the universe of eligible bonds in the iBoxx USD Corporate Bond Index.

Currently, the bonds eligible for inclusion in the iBoxx® USD Liquid Investment Grade Index include U.S. dollar-denominated, SEC-registered corporate bonds that: (i) are issued by companies domiciled in the U.S., Canada, Western Europe or Japan; (ii) are rated investment grade; (iii) have at least USD500 million of outstanding face value; and (iv) are less than five years since issue date and have at least three years to maturity. Index constituents are equally weighted.

Selection criteria for iBoxx® USD Liquid Investment Grade Index.

The following selection criteria are applied to determine a security’s eligibility for inclusion in the iBoxx® USD Liquid Investment Grade Index: bond type, time to maturity, amount outstanding, age, denomination and market, geographic scope, minimum run, lockout period and liquidity score.

Fixed coupon bonds, step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating), medium-term notes (“MTNs”), sinking funds and make-whole callables are eligible for inclusion in the iBoxx® USD Liquid Investment Grade Index. Preferred shares, convertibles, bonds with other equity features attached (e.g., options/warrants), perpetual bonds, floating rate notes, putables, yankees and callables are not eligible for inclusion in the iBoxx® USD Liquid Investment Grade Index.

To qualify for the iBoxx® USD Liquid Investment Grade Index, all eligible bonds must have at least three years and six months remaining time to maturity when joining the iBoxx® USD Liquid Investment Grade Index. Bonds with maturities less than three years will be excluded from the iBoxx® USD Liquid Investment Grade Index at the next rebalancing.

All bonds must have a minimum amount outstanding of USD500 million in order to be eligible for the iBoxx® USD Liquid Investment Grade Index. The amount outstanding of each bond is used to calculate its index weight. The iBoxx® USD Liquid Investment Grade Index is price-weighted.

New issues must have a first settlement date on or before a rebalancing date to be included in the index for the next period. As of a rebalancing date, bonds must be less than five years old.

Bonds must be denominated in USD, publicly registered in the United States with the Securities and Exchange Commission and clear and settle through The Depository Trust Company. Eurobonds are excluded.

The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled in the United States, Bermuda, Cayman Islands, Canada, Japan, Andorra, Austria, Belgium, Cyprus, Denmark, Faeroe Islands, Finland, France, Germany, Gibraltar, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, San Marino, Spain, Sweden, Switzerland, United Kingdom, Vatican City, Bulgaria, Estonia, Latvia, Lithuania, Romania, Czech Republic, Hungary, Poland, Slovakia, Slovenia.

Bonds trading flat of accrued are not eligible for the iBoxx® USD Liquid Investment Grade Index. If a bond trades flat of accrued on any day between T–5 (five trading days before the end of the month) and T–2 it is excluded at the next rebalancing.

GLOBAL RECOVERY UPTURN NOTES  |  39

Any bond that enters the iBoxx® USD Liquid Investment Grade Index must remain in the index for a minimum of six months provided it remains eligible for the broad iBoxx USD Corporate Bond Index during that period. A bond that drops out of the iBoxx® USD Liquid Investment Grade Index at rebalancing is excluded from reentering the index for a three-month lockout period. Bonds from the same issuer will only be replaced by another bond from the same issuer if the bond to be replaced (i) is no longer in the iBoxx USD Corporate Bond Index, (ii) is no longer in the same classification or maturity bucket, or (iii) has been a member of the iBoxx® USD Liquid Investment Grade Index for at least one year.

Every bond is assigned a liquidity score, as determined by IIC in its sole discretion, that approximates the ease of transaction execution. The liquidity score is a composite of three factors: raw score, issuer premium and incumbency premium.

■

Raw Score. The raw score is a function of the age and size of the bond, with parameters constructed by studying actual trading patterns. The formula reflects the fact that larger issues are more liquid but become less liquid with age.

■

Issuer Premium. The issuer premium gives the biggest issuers in the market a higher overall liquidity score. The aggregate age-adjusted debt of every issuer is calculated, and the largest one identified. The bond with the highest raw score (of an issuer) is awarded the full issuer premium, and every other bond (of the issuer) is awarded a fraction of the full issuer premium proportionate to the ratio of its raw score to the highest raw score of the issuer. For purposes of computing the issuer premium, aggregate debt outstanding of any issuer shall include all dollar-denominated, SEC-registered notes and bonds. Aggregate debt outstanding will exclude commercial paper, preferred shares and non SEC-registered debt.

■

Incumbency Premium. Bonds that were members of the iBoxx® USD Liquid Investment Grade Index in the prior month are assigned an incumbency premium to their liquidity score to reflect the concept that a new entry candidate would have to outscore an incumbent by a reasonable margin of additional liquidity in order to justify the expense of the trade. The non-incumbent bonds from an incumbent issuer are granted a reduced premium to facilitate a potential move to a new issue from the same issuer at the next rebalancing date

Index size, issuer ordering and bonds selection.

To help to obtain the goal that the iBoxx® USD Liquid Investment Grade Index reflects the composition of the broad investment grade market, the iBoxx USD Corporate Bond Index is profiled annually following the close of the market at the end of October. The market profile calculation includes all iBoxx Corporate bonds with more than three years to maturity. The broad market is segmented into index cells. The percentage par amounts outstanding of the iBoxx USD Corporate Bond Index in each cell determine the bond allocation for the iBoxx® USD Liquid Investment Grade Index during the following 12 months.

The broad market is profiled by industry, sector and maturity by segmenting the bonds into a 4x3 matrix. The four rows represent the industry sectors Consumer, Financial, Telecommunications & Technology, and Industrials & Utilities. The three columns represent the maturity ranges: three- to seven-years, seven- to 15-years, and greater than 15-years.

While the market profile is constant for a year, the bonds constituting the iBoxx® USD Liquid Investment Grade Index are chosen at the end of every month to fill the matrix according to their liquidity scores. The qualified entrants in each cell are ranked according to their liquidity scores and chosen in descending order of liquidity, subject to one-issue per issuer per cell. If there are insufficient qualified entrants to fill the predetermined number of bonds in any cell, the iBoxx® USD Liquid Investment Grade Index is rebalanced with fewer than 100 bonds. The inclusion and exclusion criteria described above may result in the identification of bonds that equally satisfy the general selection criteria of the index. In the event that the qualified entrants for the index equally satisfy the selection criteria, the qualified entrants are ranked according to the following characteristics in the order listed: incumbency, most recent issue, longest length to maturity.

A bond must be a member of the iBoxx USD Corporate Bond Index to be eligible for the iBoxx® USD Liquid Investment Grade Index. If a bond in the iBoxx® USD Liquid Investment Grade Index is in its minimum run and is disqualified from the iBoxx® USD Corporate Bond Index, it will be removed from the iBoxx® USD Liquid Investment Grade Index. The rules for the Minimum Run and the Lockout Period take precedence over the other rules for the iBoxx® USD Liquid Investment Grade Index. Thus, a minimum run bond, which is disqualified from the iBoxx® USD Liquid Investment Grade Index, but which still qualifies for the broad index, remains in the iBoxx® USD Liquid Investment Grade Index. This could happen, for example, if a bond’s “yankee” status changes

40  |  GLOBAL RECOVERY UPTURN NOTES

due to a corporate merger. A locked out bond will not be selected, even if it has a high liquidity score and otherwise qualifies. Bonds in the iBoxx® USD Liquid Investment Grade Index change maturity sector as they approach maturity. All bonds in their minimum run are selected, even if this results in more bonds than normally allowed in a particular sector. Furthermore, if such maturity sector changes result in multiple minimum run bonds from the same issuer in the same sector, all minimum run bonds will remain in that sector. If more minimum run bonds qualify for a sector than would normally be allowed in that sector, all minimum run bonds will be selected, and the index will rebalance with the excess bond or bonds in that sector and in the iBoxx® USD Liquid Investment Grade Index.

Index rebalancing.

The iBoxx® USD Liquid Investment Grade Index is rebalanced every month, on the last calendar day of the month after the last index calculation. Rebalancing also takes place if the rebalancing falls on a non-trading day. The composition of the iBoxx® USD Liquid Investment Grade Index is held constant for any given calendar month to ensure continuity during the month and to avoid changes unrelated to the price movements of the bonds.

In a first step the selection criteria set out above are applied to the universe of USD denominated bonds. Bond ratings and amounts outstanding are used as of three business days before the rebalancing date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process. Once the eligible bond universe has been defined, a hierarchy of issuers is determined by the ranking criteria.

Consolidation of contributed quotes.

Index calculation is based on bid and ask quotes provided by the contributing banks. As of May 6, 2009, the date of the most recently available information from IIC, the following leading financial institutions provide input bond prices for EUR, GBP and USD to IIC: ABN AMRO, Barclays Capital, BNP Paribas, Deutsche Bank, Dresdner Kleinwort, Goldman Sachs, HSBC, JP Morgan, Morgan Stanley, Royal Bank of Scotland, UBS. The quotes pass through a two-step consolidation process. The first filter tests the technical validity of the quotes. The following parameters are tested: whether bid and ask quotes are non-negative, whether the bid quote is lower than the ask quote, whether the bid-ask spread is within 250 basis points. A quote from a bank is only accepted if both bid and ask pass the test.

In the second filter, the bid and the ask sides of all surviving quotes are ordered from highest to lowest. In a first test the difference between the maximum and the minimum quote must not be greater than a specified limit (the limit depends on the bond). If the test is passed, all quotes enter the consolidation process. If the distance between maximum and minimum quote is too wide, two more tests are carried out. First, the distance between the maximum/minimum quote and its neighboring quote is checked. If this distance is too wide then the maximum and/or minimum quote is excluded. Second, the distances between the other neighboring quotes are tested and all quotes are dismissed if one of the distances is greater than a predefined limit.

The consolidated bid and ask prices are calculated from the remaining quotes. If less than two quotes are valid, no consolidated price can be generated. If two or three quotes are received, the consolidated price is determined as the arithmetical mean of these quotes. If four or more quotes are received, the highest and lowest quotes are eliminated. Thereafter the mean value of the remaining quotes is calculated to determine the consolidated price.

Calculating the iBoxx® USD Liquid Investment Grade Index.

The quotes from the contributing banks are consolidated and enter the index calculation at the end of day as consolidated prices. In the event that no new quotes for a particular bond are received, an index will continue to be calculated based on the last available consolidated prices. The index calculation is based on bid prices. Bonds that are not in the iBoxx universe for the current month, but become eligible for at the next rebalancing, enter the iBoxx® USD Liquid Investment Grade Index at their ask price. The bond prices used in the iBoxx® USD Liquid Investment Grade Index calculation are identical to those used in the calculation of the iBoxx USD Benchmark Indices. The iBoxx® USD Corporate Bond Index is treated as a portfolio, where each bond’s weight is equal to its market capitalization. The iBoxx® USD Liquid Investment Grade Index attributes the same price-weight in returns to each bond (assuming equal quantity of each bond). Calculations are performed daily, using consolidated iBoxx bid prices at approximately 4 p.m. Eastern Time.

Prior to November 1, 2006, the iBoxx® USD Liquid Investment Grade Index was known as the GS USD InvesTop™ Index and was owned and managed by Goldman Sachs.

GLOBAL RECOVERY UPTURN NOTES  |  41

Historical Data on the iBoxx® USD Liquid Investment Grade Index

The following table sets forth the value of the iBoxx® USD Liquid Investment Grade Index at the end of each month in the period from January 2004 through April 2009. These historical data on the iBoxx® USD Liquid Investment Grade Index are not indicative of the future performance of the iBoxx® USD Liquid Investment Grade Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the iBoxx® USD Liquid Investment Grade Index during any period set forth below is not an indication that the iBoxx® USD Liquid Investment Grade Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	135.6100	142.9200	142.6500	148.4600	157.2100	154.4300
February	137.4600	141.7300	143.1300	151.8800	157.1200	149.8500
March	139.0100	139.6600	140.9200	150.9400	155.2600	148.2600
April	133.7000	141.9800	140.2000	151.7300	156.2300	151.9200
May	132.3200	144.1000	140.4000	150.2400	154.9700
June	133.0800	145.2700	140.1200	148.9800	153.8700
July	134.9300	143.1100	142.3700	149.5700	152.9300
August	138.7100	145.4200	145.2100	150.4700	154.7100
September	139.7600	142.6800	146.8600	152.2500	141.9900
October	141.3500	140.3700	147.9400	154.2200	133.5900
November	139.7500	141.4500	150.1600	154.9400	140.5500
December	141.8000	142.9900	148.6800	154.6500	156.1300

The closing value of the iBoxx® USD Liquid Investment Grade Index on May 28, 2009 was 153.5000.

42  |  GLOBAL RECOVERY UPTURN NOTES

The following graph sets forth the daily closing value of the iBoxx® USD Liquid Investment Grade Index, as reported by Bloomberg, from January 1, 2004 through May 28, 2009. The iBoxx® USD Liquid Investment Grade Index is listed under the symbol “IBOXIG” on Bloomberg. Past performance of the iBoxx® USD Liquid Investment Grade Index is not indicative of future closing values.

License Agreement

iBoxx® is a registered trademark of International Index Company Limited (“IIC”) and has been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by IIC. The Notes are not sponsored, endorsed, sold or promoted by IIC and IIC makes no warranties and bears no liability with respect to the Notes.

GLOBAL RECOVERY UPTURN NOTES  |  43

DESCRIPTION OF THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND

iShares Trust

According to publicly available documents, the iShares® Dow Jones U.S. Real Estate Index Fund is one of numerous separate investment portfolios called “Funds” which make up iShares Trust, a registered investment company. iShares Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares Trust files reports (including its Semi-Annual Report to shareholders on Form N-CSRS for the six-month period ended January 31, 2009) and other information with the SEC. iShares Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary–Where You Can Find More Information” in the accompanying prospectus.

The iShares® Dow Jones U.S. Real Estate Index Fund

The iShares® Dow Jones U.S. Real Estate Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S equity market, as measured by the Dow Jones U.S. Real Estate Index. The iShares® Dow Jones U.S. Real Estate Index Fund will be concentrated in the U.S. real estate industry. As of April 29, 2009, the iShares® Dow Jones U.S. Real Estate Index Fund’s three largest equity securities were the Simon Property Group Inc., Public Storage and Annaly Capital Management In.

Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the Fund. The shares of the iShares® Dow Jones U.S. Real Estate Index Fund are listed under the symbol “IYR” on the NYSE Arca.

The iShares® Dow Jones U.S. Real Estate Index Fund uses a “Representative Sampling” strategy to try to track the Dow Jones U.S. Real Estate Index, which means it invests in a representative sample of securities in the Dow Jones U.S. Real Estate Index, which have a similar investment profile as the Dow Jones U.S. Real Estate Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Dow Jones U.S. Real Estate Index. The iShares® Dow Jones U.S. Real Estate Index Fund generally invests at least 90% of its assets in the securities of the Dow Jones U.S. Real Estate Index. The iShares® Dow Jones U.S. Real Estate Index

Fund may invest the remainder of its assets in other securities, including securities not in the Dow Jones U.S. Real Estate Index, futures contracts, options on futures contracts, other types of options and swaps related to the Dow Jones U.S. Real Estate Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA or its affiliates.

The iShares® Dow Jones U.S Real Estate Index Fund’s top portfolio holdings can be found on iShares® website. Funds like the iShares® Dow Jones U.S Real Estate Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® Dow Jones U.S Real Estate Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares Trust’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares Trust in connection with the iShares® Dow Jones U.S. Real Estate Index Fund or the offering of the Notes. No representation is made that the publicly available information about iShares Trust or the iShares® Dow Jones U.S. Real Estate Index Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares Trust is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is a float-adjusted capitalization-weighted, real-time index that provides a broad measure of the U.S. real estate securities market. Component companies include those that invest directly or indirectly through development, management or ownership of shopping malls, apartment buildings and housing developments; and Real Estate Investment Trust (“REITs”) that invest in apartments, office and retail

44  |  GLOBAL RECOVERY UPTURN NOTES

properties. REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.

The Dow Jones U.S. Real Estate Index is reported by Bloomberg L.P. under the ticker symbol “DJUSRE.”

The Dow Jones U.S. Real Estate Index is one of the 41 economic sectors that make up the Dow Jones U.S. Total Market Index. The Dow Jones U.S. Real Estate Index is a subset of the Dow Jones U.S. Financial Services Index, which in turn is a subset of the Dow Jones U.S. Total Market Index. The Dow Jones U.S. Total Market Index is part of the Dow Jones World Stock Index, which is a benchmark family that follows some 6,000 stocks from 44 countries.

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the U.S. Total Market Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Real Estate Index. You can find a list of the companies whose common stocks are currently included in the Dow Jones U.S. Real Estate Index on the Dow Jones website at http://www.djindexes.com. Information included in such website is not a part of this product supplement.

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two Subsectors. The Real Estate Holding & Development Subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. This Subsector excludes REITs and similar entities. The Real Estate Investment Trusts Subsector consists of real estate investment trusts or corporations and listed property trusts.

We have derived all information regarding the Dow Jones U.S. Real Estate Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones & Company (“Dow Jones”). The Dow Jones U.S. Real Estate Index is calculated, maintained and published by Dow Jones. Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones U.S. Real Estate Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones U.S. Real Estate Index.

GLOBAL RECOVERY UPTURN NOTES  |  45

Historical Data on the iShares® Dow Jones U.S. Real Estate Index Fund

The following table sets forth the value of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund at the end of each month in the period from January 2004 through April 2009. These historical data on the iShares® Dow Jones U.S. Real Estate Index Fund are not indicative of the future performance of the iShares® Dow Jones U.S. Real Estate Index Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the iShares® Dow Jones U.S. Real Estate Index Fund during any period set forth below is not an indication that the iShares® Dow Jones U.S. Real Estate Index Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2004	2005	2006	2007	2008	2009
January	50.7005	55.7223	67.6318	91.1900	65.3000	31.3500
February	51.7029	57.2014	68.8122	88.2000	62.9600	25.1600
March	53.7814	55.1327	72.7500	85.2700	65.1000	25.4600
April	45.6982	58.1792	70.2458	85.4900	68.8800	33.0200
May	48.8430	60.4641	68.0287	85.7800	69.4400
June	49.7619	62.4542	70.7215	77.2000	60.9500
July	49.6882	66.6015	73.1516	70.5000	62.3000
August	53.6831	63.6041	75.4429	74.0000	63.4300
September	53.1180	63.2246	76.6502	76.5700	61.9500
October	55.6978	61.2867	81.6887	76.9000	42.4400
November	58.1792	64.1788	85.2365	70.0100	33.4900
December	60.5133	63.2345	83.7100	65.7000	37.2300

The closing price of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund on May 28, 2009 was 32.8500.

46  |  GLOBAL RECOVERY UPTURN NOTES

The following graph sets forth the daily closing price of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund, as reported by the NYSE Arca from January 1, 2004 through May 28, 2009. The shares of the iShares® Dow Jones U.S. Real Estate Index Fund are listed under the symbol “IYR” on the NYSE Arca. Past performance of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund is not indicative of future closing prices.

License Agreement

iShares® is a registered mark of. Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

GLOBAL RECOVERY UPTURN NOTES  |  47

DESCRIPTION OF THE POWERSHARES DB COMMODITY INDEX TRACKING FUND

The PowerShares DB Commodity Index Tracking Fund

The PowerShares DB Commodity Index Tracking Fund which is organized as a Delaware statutory trust issues common units of beneficial interest, or shares, representing units of fractional undivided beneficial interest in and ownership of the PowerShares DB Commodity Index Tracking Fund. The PowerShares DB Commodity Index Tracking Fund is currently subject to the informational requirements of the Securities Act. Accordingly, The PowerShares DB Commodity Index Tracking Fund files reports (including its Annual Report to shareholders on Form 10-K for the financial year ended December 31, 2008) and other information with the SEC. The PowerShares DB Commodity Index Tracking Fund’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary–Where You Can Find More Information” in the accompanying prospectus.

The PowerShares DB Commodity Index Tracking Fund invests in the DB Commodity Index Tracking Master Fund, which is organized as a Delaware statutory trust. DB Commodity Services LLC serves as the managing owner, commodity pool operator and commodity trading advisor of each of the PowerShares DB Commodity Index Tracking Fund and the DB Commodity Index Tracking Master Fund. The DB Commodity Index Tracking Master Fund trades exchange-traded futures on the commodities comprising the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM. The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM is intended to reflect the change in market value of Light, Sweet Crude Oil, Heating Oil, Aluminum, Gold, Corn and Wheat (the “Index Commodities”). The notional amounts of each Index Commodity included in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM are broadly in proportion to historic levels of the world’s production and stocks of the Index Commodities. The DB Commodity Index Tracking Master Fund also holds United States Treasury Obligations and other high credit quality short-term fixed income securities for deposit with the DB Commodity Index Tracking Master Fund’s commodity broker as margin and for investment.

The shares of the PowerShares DB Commodity Index Tracking Fund are listed under the symbol “DBC” on the NYSE Arca.

Neither PowerShares DB Commodity Index Tracking Fund nor the DB Commodity Index Tracking Master Fund is registered as an investment company under the Investment Company Act of 1940 and is not required to register under such Act. Consequently, Shareholders do not have the regulatory protections provided to investors in registered and regulated investment companies.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM is composed of notional amounts of each of the Index Commodities. The notional amounts of each Index Commodity included in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM are broadly in proportion to historical levels of the world’s production and supplies of the Index Commodities. The closing level of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM is calculated on each business day by the Index Sponsor based on the closing price of the futures contracts for each of the Index Commodities and the notional amount of such Index Commodity. The sponsor of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM, or the Index Sponsor, is Deutsche Bank AG London.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM is rebalanced annually in November to ensure that each of the Index Commodities is weighted in the same proportion that such Index Commodities were weighted on July 31, 1988 (the “Base Date”). The following table reflects the index base weights of each Index Commodity on the Base Date (the “Index Base Weights”):

Index Commodity	Index Base Weight (%)
Light, Sweet Crude Oil	35.00
Heating Oil	20.00
Aluminum	12.50
Gold	10.00
Corn	11.25
Wheat	11.25
Closing Level on Base Date:	100.00

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM has been calculated back to the Base Date. On the Base Date, the closing level was 100.

The Index Commodities are traded on the following futures exchanges: Light, Sweet Crude Oil and Heating

Oil: New York Mercantile Exchange; Aluminum: The London Metal Exchange Limited; Gold: Commodity

Exchange Inc., New York; and Corn and Wheat: Board of Trade of the City of Chicago Inc.

48  |  GLOBAL RECOVERY UPTURN NOTES

The composition of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM may be adjusted in the event that the Index Sponsor is not able to calculate the closing prices of the Index Commodities.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced. With respect to each Index Commodity, the DB Commodity Index Tracking Master Fund employs a rule-based approach when it ‘rolls’ from one futures contract to another. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each Index Commodity rolls to the futures contract which generates the best possible ‘implied roll yield.’ The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM. As a result, each Index Commodity is able to potentially maximize the roll benefits in backwardated markets and minimize the losses from rolling in contangoed markets.

In general, as a futures contract approaches its expiration date, its price will move towards the spot price in a contangoed market. Assuming the spot price does not change, this would result in the futures contract price decreasing and a negative implied roll yield. The opposite is true in a backwardated market. Rolling in a contangoed market will tend to cause a drag on an Index Commodity’s contribution to the PowerShares DB Commodity Index Tracking Fund’s return while rolling in a backwardated market will tend to cause a push on an Index Commodity’s contribution to the PowerShares DB Commodity Index Tracking Fund’s return.

If the managing owner determines in its commercially reasonable judgment that it has become impracticable or inefficient for any reason for the DB Commodity Index Tracking Master Fund to gain full or partial exposure to any Index Commodity by investing in a specific futures contract that is a part of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM, the DB Commodity Index Tracking Master Fund may invest in a futures contract referencing the particular Index Commodity other than the specific contract that is a part of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM or, in the alternative, invest in other futures contracts not based on the particular Index Commodity if, in the commercially reasonable judgment of the managing owner, such futures contracts tend to exhibit trading prices that correlate with a futures contract that is a part of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess ReturnTM is calculated in USD on both an excess return (unfunded) and total return (funded) basis.

The futures contract price for each Index Commodity will be the exchange closing price for such Index Commodity on each weekday when banks in New York, New York are open, or Index Business Days. If a weekday is not an Exchange Business Day (as defined in the following sentence) but is an Index Business Day, the exchange closing price from the previous Index Business Day will be used for each Index Commodity. “Exchange Business Day” means, in respect of an Index Commodity, a day that is a trading day for such Index Commodity on the relevant exchange (unless either an Index disruption event or force majeure event has occurred).

On the first New York business day, or Verification Date, of each month, each Index Commodity futures contract will be tested in order to determine whether to continue including it in the Index. If the Index Commodity futures contract requires delivery of the underlying commodity in the next month, known as the Delivery Month, a new Index Commodity futures contract will be selected for inclusion in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™. For example, if the first New York business day is May 1, 2011, and the Delivery Month of the Index Commodity futures contract currently in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ is June 2011, a new Index Commodity futures contract with a later Delivery Month will be selected.

For each underlying Index Commodity in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ the new Index Commodity futures contract selected will be the Index Commodity futures contract with the best possible “implied roll yield” based on the closing price for each eligible Index Commodity futures contract. Eligible Index Commodity futures contracts are any Index Commodity futures contracts having a Delivery Month (i) no sooner than the month after the Delivery Month of the Index Commodity futures contract currently in the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™, and (ii) no later than the 13th month after the Verification Date. For example, if the first New York business day is May 1, 2011 and the Delivery Month of an Index Commodity futures contract currently in the Deutsche Bank Liquid Commodity Index— Optimum Yield Excess Return™ is therefore June 2011, the Delivery Month of an eligible new Index Commodity futures contract must be between July 2011 and July 2012. The implied roll yield is then calculated and the futures contract on the Index Commodity with the best possible implied roll yield is then selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the Delivery Month is selected.

GLOBAL RECOVERY UPTURN NOTES  |  49

After the futures contract selection, the monthly roll for each Index Commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract. This takes place between the 2nd and 6th Index Business Day of the month.

On each day during the roll period, new notional holdings are calculated. The calculations for the old Index Commodities that are leaving the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ and the new Index Commodities are then calculated.

On all days that are not monthly index roll days, the notional holding of each Index Commodity future remains constant.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ is re-weighted on an annual basis on the 6 th Index Business Day of each November.

The Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ calculation is expressed as the weighted average return of the Index Commodities.

Change in the Methodology of the Index

The Index Sponsor will employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Commodity or a futures contract) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as set forth below.

Interruption of Index Calculation

Calculation of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ may not be possible or feasible under certain events or circumstances, including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ or any Index Commodity. Upon the occurrence of such force majeure events, the Index Sponsor may, in its discretion, elect one (or more) of the following options:

■

make such determinations and/or adjustments to the terms of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ as it considers appropriate to determine any closing level on any such appropriate Index business day; and/or

■

defer publication of the information relating to the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ until the next Index Business Day on which it determines that no force majeure event exists; and/or

■	permanently cancel publication of the information relating to the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™.

Additionally, calculation of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ may also be disrupted by an event that would require the Index Sponsor to calculate the closing price in respect of the relevant Index Commodity on an alternative basis were such event to occur or exist on a day that is a trading day for such Index Commodity on the relevant exchange. If such an index disruption event in relation to an Index Commodity as described in the prior sentence occurs and continues for a period of five successive trading days for such Index Commodity on the relevant exchange, the Index Sponsor will, in its discretion, either

■	continue to calculate the relevant closing price for a further period of five successive trading days for such Index Commodity on the relevant exchange or

■

if such period extends beyond the five successive trading days, the Index Sponsor may elect to replace the exchange traded instrument with respect to a specific Index Commodity and shall make all necessary adjustments to the methodology and calculation of the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™ as it deems appropriate.

DBLCI™ and Deutsche Bank Liquid Commodity Index™ are trademarks of Deutsche Bank AG London. Trademark applications in the United States are pending with respect to both the PowerShares DB Commodity Index Tracking Fund and the Deutsche Bank Liquid Commodity Index—Optimum Yield Excess Return™.

50  |  GLOBAL RECOVERY UPTURN NOTES

Historical Data on the PowerShares DB Commodity Index Tracking Fund

The following table sets forth the value of the shares of the PowerShares DB Commodity Index Tracking Fund at the end of each month in the period from February 2006 through April 2009. These historical data on the PowerShares DB Commodity Index Tracking Fund are not indicative of the future performance of the PowerShares DB Commodity Index Tracking Fund or

what the value of the Notes may be. Any historical upward or downward trend in the value of the PowerShares DB Commodity Index Tracking Fund during any period set forth below is not an indication that the PowerShares DB Commodity Index Tracking Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2006	2007	2008	2009
January	—	23.0465	31.9954	20.2500
February	21.8392	24.2185	35.5888	19.1100
March	22.4487	24.3626	35.3131	20.0000
April	24.0241	24.5547	37.3313	19.9800
May	23.9490	24.4971	39.9205
June	23.7709	24.7661	44.2029
July	24.1928	25.2176	39.3593
August	23.5271	24.6508	37.3805
September	22.4581	26.9948	33.3048
October	22.6925	29.1659	25.3601
November	24.1741	29.2236	22.4362
December	23.5844	31.0602	21.1900

The closing price of the shares of the PowerShares DB Commodity Index Tracking Fund on May 28, 2009 was 22.7900.

GLOBAL RECOVERY UPTURN NOTES  |  51

The following graph sets forth the daily closing price of the shares of the PowerShares DB Commodity Index Tracking Fund, as reported by the NYSE Arca from January 1, 2004 through May 28, 2009. The shares of the Power Shares DB Commodity Index Tracking Fund are listed under the symbol “DBC” on the NYSE Arca. Past performance of the shares of the PowerShares DB Commodity Index Tracking Fund is not indicative of future closing prices.

License Agreement

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC (“IPS”) and has been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by IPS.

The Notes are not sponsored, endorsed, sold or promoted by IPS and IPS makes no warranties and bears no liability with respect to the Notes.

52  |  GLOBAL RECOVERY UPTURN NOTES

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Values of the Diversified Basket. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the Diversified Basket on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

■ Issue Price: $10.00 per Note	■ Maturity: 1.5 years

■ Maximum Return: 29% (19.33% per annum on a simple interest basis) of each $10.00 Note	■ Upside Participation Rate: 200%

■ Starting Value: 100

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and Maximum Return.

Hypothetical Ending Value	Hypothetical Basket Return Percentage(1)	Hypothetical Total Return on Notes(2)	Hypothetical Per Annum Return on Notes(3)	Hypothetical Maturity Payment per Note
0	-100.00%	-100.00%	-66.67%	$0.00
50	-50.00%	-50.00%	-33.33%	$5.00
75	-25.00%	-25.00%	-16.67%	$7.50
78	-22.50%	-22.50%	-15.00%	$7.75
80	-20.00%	-20.00%	-13.33%	$8.00
83	-17.50%	-17.50%	-11.67%	$8.25
85	-15.00%	-15.00%	-10.00%	$8.50
88	-12.50%	-12.50%	-8.33%	$8.75
90	-10.00%	-10.00%	-6.67%	$9.00
93	-7.50%	-7.50%	-5.00%	$9.25
95	-5.00%	-5.00%	-3.33%	$9.50
98	-2.50%	-2.50%	-1.67%	$9.75
100	0.00%	0.00%	0.00%	$10.00
103	2.50%	5.00%	3.33%	$10.50
105	5.00%	10.00%	6.67%	$11.00
108	7.50%	15.00%	10.00%	$11.50
110	10.00%	20.00%	13.33%	$12.00
113	12.50%	25.00%	16.67%	$12.50
115	15.00%	29.00%	19.33%	$12.90
120	20.00%	29.00%	19.33%	$12.90
125	25.00%	29.00%	19.33%	$12.90
130	30.00%	29.00%	19.33%	$12.90
135	35.00%	29.00%	19.33%	$12.90
140	40.00%	29.00%	19.33%	$12.90
145	45.00%	29.00%	19.33%	$12.90
150	50.00%	29.00%	19.33%	$12.90

(1)	(Ending Value – Starting Value) / Starting Value
(2)	The percentage return for the entire term of the Notes capped by the hypothetical 29% Maximum Return
(3)	Calculated on a simple interest basis

GLOBAL RECOVERY UPTURN NOTES  |  53

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Upturn Notes product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Notes (             Notes) at $9.775 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.200 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.200 per Note on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.200 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

54  |  GLOBAL RECOVERY UPTURN NOTES

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for six months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Additional Considerations

The terms “Underlying Equity Business Day” and “Market Disruption Event” in the section “Description of the Notes—Determination of the Amount To Be Received at Maturity” in the Upturn Notes product supplement, as defined when the underlying equity is an index, will apply only to each of the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index and not to the Diversified Basket as a whole. Additionally, the sections “Discontinuance of an Underlying Equity Index” and “Alteration of the Method of Calculation of an Underlying Equity Index” in the Upturn Notes product supplement apply only to each of the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index and not to the Diversified Basket as a whole. If the closing value of the iBoxx® USD Liquid High Yield

Index or the iBoxx® USD Liquid Investment Grade Index is not available on any date of determination because of a Market Disruption Event or otherwise, the Calculation Agent may defer the determination of the closing value to the next Underlying Equity Business Day or determine the relevant closing value in accordance with the procedures applicable to an underlying equity that is an index set forth in the section “Description of the Notes—Determination of the Amount To Be Received at Maturity” in the Upturn Notes product supplement. The term “index publisher” in the Upturn Notes product supplement means International Index Company Limited, the publisher of the iBoxx® USD Liquid High Yield Index and the iBoxx® USD Liquid Investment Grade Index.

GLOBAL RECOVERY UPTURN NOTES  |  55

The terms “Underlying Equity Business Day” and “Market Disruption Event” in the section “Description of the Notes – Determination of the Amount To Be Received at Maturity”, as defined when the underlying equity is ETF shares, will apply to each of the iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund and the PowerShares DB Commodity Index Tracking Fund. The additional risk factors in the in the Upturn Notes product supplement applicable if the underlying equity is ETF shares will apply to the Diversified Basket. Additionally, the section “Dilution Adjustments if the underlying equity is Shares of a Company, ADRs or ETF shares, will apply to each of the iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund and the PowerShares DB Commodity Index Tracking Fund with respect to adjustments to the closing price of the exchange traded funds on the Pricing Date and consequent adjustments to the Starting Value of the Basket. The closing price of the shares of each of the iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund and the PowerShares DB Commodity Index Tracking Fund will be determined in accordance with the procedures applicable to an underlying equity that is ETF shares set forth in the section “Description of the Notes—Determination of the Amount To Be Received at Maturity” in the Upturn Notes product supplement. If the closing price of the share of iShares® Russell 2000 Index Fund, the iShares® MSCI Emerging Markets Index

Fund, the iShares® Dow Jones U.S. Real Estate Index Fund, the Technology Select Sector SPDR® Fund, or the PowerShares DB Commodity Index Tracking Fund is not available on any date of determination because of a Market Disruption Event or otherwise, the Calculation Agent may defer the determination of the closing price to the next Underlying Equity Business Day or determine the relevant closing price in accordance with the procedures applicable to an underlying equity that is ETF shares set forth in the section “Description of the Notes—Determination of the Amount To Be Received at Maturity” in the Upturn Notes product supplement.

A Basket Business Day means any day that is an Underlying Equity Business Day for all the Diversified Basket Components.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of % per annum on the unpaid amount due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

iBoxx® is a registered trademark of International Index Company Limited (“IIC”) and has been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by IIC. The Notes are not sponsored, endorsed, sold or promoted by IIC and IIC makes no warranties and bears no liability with respect to the Notes.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC (“IPS”) and has been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by IPS. The Notes are not sponsored, endorsed, sold or promoted by IPS and IPS makes no warranties and bears no liability with respect to the Notes.

“Standard & Poor’s® ,” “Standard & Poor’s 500® ,” “S&P® ,” “S&P 500® “ and “SPDR® “ are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. The notes have not been passed on by Standard & Poor’s or The McGraw-Hill Companies. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes.

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.